EXHIBIT 10.3

GelTech Solutions, Inc.
1460 Park Lane South, Suite 1
Jupiter, Florida 33458

January 5, 2012

TFISA, LLC
950 Peninsula Corporate Center
Boca Raton, FL  33487
Attn.:  Jerome Eisenberg, CEO

                 Re: Exclusive Distributor Agreement

Dear Mr. Eisenberg:

This letter agreement documents our understanding regarding amending that certain Exclusive Distributor Agreement dated July 7, 2009 (the “Agreement”) between GelTech Solutions, Inc. (the “Company”) and TFISA, LLC. (“TFISA”). TFISA and the Company have agreed to amend the Agreement to provide for the following:

(1)	The definition of “Military Markets” under Section I (f.) is amended so that at the end of the paragraph the following is added:

(f) Notwithstanding anything contained herein, the definition of “Military Markets” shall not include the distribution of the FireIce® Products in the United States to (i) any municipal, state owned or volunteer fire-fighting company or any state fire-fighting instrumentality and (ii) sale of FireIce® Products to the United States Forest Service.

(2)	Section XIV shall be amended to extend the initial term of the Agreement to end on December 31, 2015.

As of the date of this letter agreement, TFISA is not owed any money under the Agreement and is not entitled to any fees for orders which have been received by the Company.  The remaining provisions of the Agreement shall remain in full force and effect.

If you are agreeable to the preceding, please sign below.

Sincerely,

By:	/s/ Michael Cordani
Michael Cordani
Chief Executive Officer

AGREED AND ACCEPTED:

TFISA, LLC.

By:	/s/ Jerome Eisenberg
Jerome Eisenberg, CEO